UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)

                          MARKETING SERVICES GROUP INC.
                      -------------------------------------
                                (Name of issuer)

                                  Common Stock
                     -------------------------------------
                         (Title of class of securities)

                                    570907105
                     -------------------------------------
                                 (CUSIP number)

                                January 1, 1999
                     -------------------------------------
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               |X| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

James A. Capezzuto                                   with copies to:
Legal Officer                                        Donald P. Madden, Esq.
Morgan Grenfell Incorporated                         White & Case LLP
885 Third Avenue                                     1155 Avenue of the Americas
New York, NY 10022-4802                              New York, NY 10036
212-230-2670                                         212-819-8800
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

---------------------------------             -------------------------------
      CUSIP No. 570907105              13G            Page 2 of 6 Pages
---------------------------------             -------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Morgan Grenfell Incorporated
         IRS ID:  13-3315378
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                  N/A                                                  (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware, U.S.A.
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                              681,800
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
OWNED BY                                     0
                             ------ --------------------------------------------
EACH                         7      SOLE DISPOSITIVE POWER
REPORTING                                    681,800
                             ------ --------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER
                                             0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               681,800
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               5.3%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
              IA
-------- -----------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               MARKETING SERVICES GROUP INC.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               400 Corporate Pointe
               Culver City, California  90250

Item 2(a).     Name of Person Filing:

               See Item 1 of the cover pages attached hereto.

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               885 Third Avenue, Suite 3200
               New York, NY  10022-4802

Item 2(c).     Citizenship:

               See Item 4 of the cover pages attached hereto.

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               570907105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a) |_|  Broker or dealer registered under section 15 of the Act;

               (b) |_| Bank as defined in section 3(a)(6) of the Act;

               (c) |_| Insurance Company as defined in section 3(a)(19) of the Act;

               (d) |_| Investment  Company  registered  under section 8 of the
                       Investment Company Act of 1940;

               (e) |X| An  investment  adviser in  accordance  with Rule
                       13d-1(b)(1)(ii)(E);

               (f) |_| An  employee  benefit  plan,  or  endowment  fund  in
                       accordance with Rule 13d-1 (b)(1)(ii)(F);

               (g) |_| A  parent  holding   company  or  control  person  in
                       accordance with Rule 13d-1 (b)(1)(ii)(G);

               (h) |_| A savings association as defined in section 3(b) of the
                       Federal Deposit Insurance Act;

               (i) |_| A  church  plan  that  is  excluded  from  the
                       definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

               (j) |_| Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1 (c), check
               this box.   |_|

Item 4.  Ownership.

          (a)      Amount beneficially owned:

                   See Item 9 of the cover pages attached hereto.

          (b)      Percent of class:

                   See Item 11 of the cover pages attached hereto.

          (c) Number of shares as to which such person has (i) sole power to vote or to direct the vote, (ii) shared power to vote or to direct the vote, (iii) sole power to dispose or to direct the disposition of, or (iv) shared power to dispose or to direct the disposition of:

                   See Items 5 through 8 of the cover pages attached hereto.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 1999



                                   MORGAN GRENFELL INCORPORATED



                                   By  /s/ James A. Capezzuto
                                      -------------------------------------
                                      Name:  James A. Capezzuto
                                      Title: Legal Officer & Vice President



                                   By  /s/ Joan A. Binstock
                                      -------------------------------------
                                      Name:  Joan A. Binstock
                                      Title: COO & Executive Vice President